Exhibit 99.1

Google Inc. to Issue 5,300,000 Shares of Class A Common Stock

MOUNTAIN VIEW, Calif. - March 29, 2006 - Google Inc. (NASDAQ: GOOG) announced today that it intends to issue 5,300,000 shares of its Class A common stock. This offering will partially meet the anticipated needs of index funds to purchase Google Class A common stock when Google is added to the S&P 500 Index at the close of trading on March 31, 2006.

Proceeds from the offering will be used for general corporate purposes, including working capital and capital expenditures, and possible acquisitions of complementary businesses, technologies or other assets. Goldman, Sachs & Co. will act as the sole underwriter for the offering.

This offering of the shares of Class A common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004. Tel: (212) 902-1000.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media Contacts:

Lynn Fox

650.253.2642

lfox@google.com

Jon Murchinson

650.253.4437

jonm@google.com

Investor Contact:

Maria Shim

650-253-7663

marias@google.com